                                                                  Exhibit (d)(i)

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                              FIRST WILKOW VENTURE

     This Agreement of Limited Partnership made at Chicago. Illinois as of the 8th day of December, 1972 by and between MENDEL WILKOW, residing at 1400 North Lake Shore Drive, Chicago, Illinois; JOSEPH WILKOW, residing at 3100 North Sheridan Road, Chicago, Illinois; and WILLIAM W. WILKOW, residing at 46 East Schiller Street, Chicago, Illinois (the "General Partners") and all the other parties who may execute this Agreement and whose signatures appear hereon or on a counterpart hereof (the "Limited Partners").

                                    ARTICLE I

                        FORMATION OF LIMITED PARTNERSHIP

     The parties hereby enter into a limited partnership under the provisions of the Uniform Limited Partnership Act of the State of Illinois, and the rights and liabilities of the Partners shall be as provided in that Act except as herein otherwise expressly provided.

                                   ARTICLE II

                                      NAME

     The business of the partnership shall be conducted under the firm name of FIRST WILKOW VENTURE, or such other name as the General Partners shall hereafter designate in writing to the Limited Partners.

                                   ARTICLE III

                                   DEFINITIONS

     "Agreement" means this Agreement of Limited Partnership, as amended, modified or supplemented from time to time.

     "General Partners" means Mendel Wilkow, Joseph Wilkow and William W. Wilkow, and any other person who may become a General Partner pursuant to the provisions of Section 15.11 hereof.

     "Limited Partners" means parties who may execute this Agreement or a counterpart thereof, and any other party admitted as a substituted Limited Partner pursuant to the provisions of Section 16.7 hereof.

     "Participating Percentage" means, as to each holder of a Unit or Units, at any particular time, the percentage determined by dividing the total number of Units held by such party by the total number of Units outstanding hereunder and multiplying the quotient thereof by one hundred (100).

     "Partners" means all General Partners and all Limited Partners, where no distinction is required by the context in which the term is used herein.

     "Partnership Unit" or "Unit" means one of the equal parts into which the capital of the Partnership shall be divided.

                                   ARTICLE IV

                                     PURPOSE

          Section 4.1 The purpose of the Partnership is to acquire the total interest in twenty-one Terminating Partnerships and to carry on the business and operations of such Partnerships. By such acquisitions the Partnership will acquire legal title, or such other interest as is now possessed by the Terminating Partnerships in and to all the properties now held by them. The names and descriptions of the Terminating Partnerships and their properties are set forth in a schedule captioned "Description and Valuation of Terminating Partnerships", a copy of which is annexed hereto as Exhibit I. The General Partners have determined that the present value of the Units in the Terminating Partnerships for exchange purposes is as set forth in Exhibit I.

          Section 4.2 The proposed exchange of interests in the Terminating Partnerships for interests herein is described and set forth in the Prospectus of the Partnership, forming a part of the Registration Statement of the Partnership filed with the Securities and Exchange Commission, a copy of which Prospectus is to be furnished to all holders of Units in each Terminating Partnership in connection with the offer to exchange Units of the Partnership for such Units.

                                    ARTICLE V

                         NAMES AND ADDRESSES OF PARTNERS

     The names, addresses and capital contributions of the Partners and the number of Partnership Units owned by each are set forth in Schedule A attached hereto and incorporated herein by reference.

                                   ARTICLE VI

                                      TERM

     The term of the Partnership shall begin when a Certificate of Limited Partnership is duly filed in the office of the Clerk of the County of Cook, State of Illinois, but it shall not commence business until a registration statement for the offer of the Partnership Units hereinafter described shall have been filed with the Securities and Exchange Commission and shall have become effective. The Partnership shall continue thereafter for a period of twenty (20) years, unless sooner terminated in accordance with the provisions hereof.

                                   ARTICLE VII

                           PRINCIPAL PLACE OF BUSINESS

     The principal place of business of the Partnership shall be 180 North Michigan Avenue, Chicago, Illinois 60601. The General Partners may from time to time change the principal place of business, and in such event the General Partners shall notify the Limited Partners in writing within twenty (20) days of the effective date of such change. The General Partners may in their discretion establish additional places of business of the Partnership.

                                  ARTICLE VIII

                            CAPITAL AND CONTRIBUTIONS

          Section 8.1 The Partnership shall have initial capital of $20,638,050, divided into 206,380 1/2 Units of One Hundred ($100.00) Dollars each. Each of the Partners will contribute to the capital of the Partnership at the rate of One Hundred ($100.00) Dollars per Unit by assigning Units of ownership which he holds in various Terminating Partnerships. Each Partner will become the owner of a specified number of Units and is entitled to a Certificate of Ownership for such Units to be issued in accordance with the provisions hereof.

          Section 8.2 The Partnership will acquire the various Partnership Units in the Terminating Partnerships in accordance with the value of such Partnerships as set forth in the annexed Schedule of Exchange Values, and in exchange therefor will issue its Partnership Units on the basis of one
     (1) Unit for each One Hundred ($100.00) Dollars of Units acquired. For example:

          A Partner contributing five (5) Units in Partnership A, valued at Nine Hundred ($900.00) Dollars per Unit, and two (2) Units in Partnership B, valued at One Thousand ($1,000.00) Dollars per Unit, a total of Six Thousand Five Hundred ($6,500.00) Dollars, will receive sixty-five (65) Units in the Partnership.

          Section 8.3 The General Partners are authorized to issue additional Units from time to time, and to admit the parties to whom such additional Units are issued as Limited Partners in the Partnership, in order to raise additional capital for the Partnership or for any other proper Partnership purpose; provided that the total Units of the Partnership shall not exceed 250,000 Units at any one time outstanding. The General Partners shall have sole and complete discretion in determining the consideration and terms and conditions with respect to any such future issuance of Units, and the General Partners are authorized and directed to do all things which they deem to be necessary or advisable in connection therewith.

          Section 8.4 No Partner shall be required to contribute to the capital of the Partnership anything of value other than the Units of Terminating Partnerships set forth as his contribution opposite his signature hereto.

                                   ARTICLE IX

                        ALLOCATION OF PROFITS AND LOSSES

     The net profits or losses of the Partnership for each fiscal quarter, after deduction of management fees and ordinary and necessary expenses of operation will be allocated among the record holders of Units at the end of such fiscal quarter in proportion to their respective Participating Percentages, without adjustment for any assignments of Units during such quarter, and without regard to the date, amount or recipient of any distributions which may have been made with respect to such Units.

                                    ARTICLE X

                              DISTRIBUTION OF FUNDS

          Section 10.1 Funds arising or realized from sources (a), (b), (c) and
     (d) described below are to be allocated or distributed as provided in paragraphs 10.2 and 10.3 hereof:

          (a) All earnings of the Partnership as determined in accordance with generally accepted accounting principles applied on a consistent basis, without any deduction for depreciation but (i) after deducting payments made in reduction of the principal of any mortgage on real property; and
     (ii) after setting aside such cash reserves for replacements and repairs as the General Partners deem appropriate;

          (b) All funds from the sale of any part or all of the property owned by the Partnerships, except as otherwise permitted by the provisions of paragraph 10.3(c) below;

          (c) All funds resulting from the placement of any mortgage or mortgages on Partnership property and the refinancing of any such mortgage or mortgages to the extent, and only to the extent, that such funds, in the opinion of the General Partners, are not otherwise needed in the ordinary course of the business of the Partnership;

          (d) All other funds from whatever source, which in the opinion of the General Partners are not otherwise needed in the ordinary course of the business of the Partnership and which the General Partners agree to distribute.

          Section 10.2 All distributions of any funds shall be allocated and distributed to each of the Partners in accordance with their respective Participating Percentages, distributions to be ad-ministered is provided in paragraph (b) of Section 10.3.

          Section 10.3 (a) Losses sustained by the Partnership are to be allocated and borne by each Partner in accordance with their respective Participating Percentages, provided, however, that no Limited Partner shall in any event be liable for any losses in excess of his original capital contribution;

          (b) As funds are available in the Partnership bank account or accounts, and to the extent that the General Partners deem it unnecessary for such funds to be retained by the Partnership, such funds shall, upon the determination of the General Partners, be distributed to all of the Partners in the manner set forth in
     Section 10.2;

          (c) To the extent that the General Partners deem it necessary and in the best interest of the Partnership, funds obtained from the sale of partnership property or interests may be retained for the purpose of other partnership property or interests, each Partners capital share therein remaining unchanged from that established in accordance with the provisions of Article VIII hereof; provided, however, that new or other properties or interests in new or other properties (whether acquired from funds realized from the sale of partnership properties or from, otter funds) shall not be acquired by the Partnership if the holders of at least 20% of outstanding partnership Units object thereto in writing;

          (d) All sums at any time distributable to the Partners shall be distributed in quarter-annual installments or more frequently, if the General Partners so elect.

                                   ARTICLE XI

                      BOOKS OF ACCOUNT, RECORDS AND REPORTS

          Section 11.1 Proper and complete records and books of account shall be kept by the General Partners in which shall be entered fully and accurately all transactions and other matters relative to the Partnership's business as are usually entered into records and books of account maintained by persons engaged in business of a like character. The Partnership books and records shall be kept on the accrual basis in accordance with generally accepted accounting principles, consistently applied. The books and records shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives during reasonable business hours. The General Partners shall furnish a list of names and addresses of all Limited Partners to any Limited Partner who requests such a list in writing for any proper purpose.

          Section 11.2 No later than 90 days after the end of each fiscal year of the Partnership, the General Partners shall furnish to each Limited Partner a report of the business and operations of the Partnership during such year which report shall constitute the accounting of the General Partners for such year. Such report shall contain a copy of the annual financial statement of the Partnership showing the Partnership's profit or loss for the year and the allocation thereof among the holders of the Units, which statement shall be authenticated by the General Partners and shall otherwise he in such form and have such content as the General Partners deem proper.

          Section 11.3 The profits of the Partnership shall be allocated to the capital account of each Partner in accordance with their respective Participating Percentages.

          Section 11.4 The losses of the Partnership shall he charged first to any undivided profits allocable to each Partner and then to the capital account of each Partner in accordance with their respective Participating Percentages.

          Section 11.5 In the case of a distribution of property made in the manner provided in Section 734 of the Internal Revenue Code of 1954, or in the case of a transfer of any interest in the Partnership permitted by this agreement made in the manner provided in Section 743 of such Code, the General Partners, on behalf of the Partnership, may file an election under
     Section 754 of the Code in accordance with the procedures set forth in the applicable Treasury regulations, and each Partner will upon request supply the information necessary to properly give effect to such election.

                                   ARTICLE XII

                                   FISCAL YEAR

     The fiscal year of the Partnership shall be determined by the General Partners.

                                  ARTICLE XIII

                                PARTNERSHIP FUNDS

          Section 13.1 The General Partners will jointly open and maintain one or more bank accounts in the name of the Partnership and in the name of its operating entities, as they may deem necessary, in which accounts shall be deposited the funds of the Partnership; the funds at any time in such account or accounts shall be used exclusively for the business purposes of the Partnership.

          Section 13.2 Withdrawals from any Partnership bank account shall be made only upon the signatures of the General Partners, or such other person or persons as they may from time to time designate.

          Section 13.3 Any advance of money to the Partnership by any of the General or Limited Partners shall constitute a loan to the Partnership and shall he repaid with interest.

                                   ARTICLE XIV

                           STATUS OF LIMITED PARTNERS

          Section 14.1 The Limited Partners shall not participate in the management or control of the Partnership's business nor shall they transact any business for the Partnership, nor shall they have the power to act for or bind the Partnership, said powers being vented solely and exclusively in the General Partners.

          Section 14.2 No Limited Partner shall have any personal liability whatever, either to the Partnership, to any of the Partners or to the creditors of the Partnership, for the debts of the Partnership or any of its losses except to the extent of his rights and interests in and to the Partnership assets.

          Section 14.3 The death or legal incapacity of a Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the profits and losses of the Partnership, to receive distributions of Partnership funds and to assign a Partner-ship interest shall, on the happening of such an event, devolve on his personal representatives, or in the event of the death of one whose limited partnership interest is held in joint tenancy, shall pass to the surviving joint tenant, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership as if such Limited Partner had not died or become incompetent. However, in no event shall such personal representatives or surviving joint tenant become a substituted Limited Partner, except with the consent of the General Partners in accordance with the provisions of Section 15.2 hereof.

                                   ARTICLE XV

                                GENERAL PARTNERS

          Section 15.1 The General Partners shall have exclusive authority to manage and control the business and affairs of the Partnership. Pursuant to the foregoing, the General Partners shall have all of the rights and powers of a general partner as provided in the Illinois Uniform Limited Partnership Act and as otherwise provided by law, and any action taken by the General Partners shall constitute the act of and serve to bind the Partnership. In dealing with the General Partners acting on behalf of the Partnership, no person shall be required to inquire into the authority of such Partners to bind the Partnership. While it has been agreed among the Partners that the powers of management are to be exclusively in the General Partners, it is recognized that the act of any individual General Partner, including the execution in the Partnership name of any instrument, for apparently carrying on the business of the Partnership in the usual way, will bind the Partnership unless the person with wham such Individual General Partner is dealing has knowledge of his lack of authority.

          Section 15.2 The General Partners are hereby granted the right, power and authority to do on behalf of the Partnership all things which, in their sole judgment, are necessary or desirable to carry out the aforementioned duties and responsibilities, including, but not limited to, the right, power and authority: to incur all reasonable expenditures; to employ and dismiss from employment any and all employees, agents, independent contractors, attorneys and accountants, subject to the provisions of
     Section 15.7 hereof; to sell, exchange, or grant an option for the sale or exchange of, all or any portion of the real and personal property of the Partnership; to lease all or any portion of any property for any purpose and without limit as to the term thereof; to borrow money and as security therefor to mortgage in grant security interests in all or any part of any property; to prepay in whole or in part, refinance, modify, or extend any indebtedness; to do any and all of the foregoing at such price, rental or amount, for cash, securities or other property and upon such terms as the General Partners deem proper; to place record title to any property in its name or in the name of a nominee or a trustee; to adjust, compromise, settle or refer to arbitration any claim against or in favor of the Partnership or any nominee, and to institute, prosecute and defend any legal proceeding relating to the business or property of the Partnership; to delegate all or any portion of the powers granted hereunder to one or more attorneys-in-fact; and to execute, acknowledge and deliver any and all instruments to effectuate any and all of the foregoing; to repay in whole or in part, refinance, recast, modify or extend any of the mortgages affecting any property owned by the Partnership, and in connection therewith to execute for and on behalf of the Partnership any and all extensions, renewals, modifications of such mortgages, or to execute new mortgages in any amount on the properties in lieu of any or all of the said mortgages, and to execute any and all instruments to carry out the intentions and the purposes thereof; to enter into agreements providing for the management of the properties and to do all things reasonably necessary to protect, conserve and carry on the business of the Partnership. In no event shall any purchaser, lender, title company or other person be required to ascertain whether the General Partners have in fact the necessary authority to act under any and all circumstances, and the failure of the General Partners to have the necessary authority shall in no way affect the validity of any sale, conveyance, mortgage, loan, deed of trust, lease, loan extension or renewal made by the General Partners, either directly or by directions to a Trustee as the case may be. The General Partners shall also be empowered to admit an assignee of a Limited Partner's interest to be a substituted Limited Partner.

          Section 15.3 The General Partners will provide their services as General Partners to the Partnership without compensation, devoting thereto such time as they in their sole discretion may deem necessary, it being understood, however, that the General Partners or any of them may engage in other business ventures for their on account, and it being further understood that the General Partners shall have the right to appoint themselves as managers or consultants as to any or all of the real estate owned by the Partnership. The General Partners, in their discretion, may employ, at the expense of the Partnership, any agent or third party to provide services in respect of management of any of the Partnership properties.

          Section 15.4 The General Partners, to the extent that they so appoint themselves or any one or more of them as such managers or consultants shall he entitled to reasonable compensation for their services. The General Partners shall have the further right to appoint any one of them as attorney or legal counsel and, to the extent that one of them is so appointed, he shall be entitled to reasonable compensation for his services.

          Section 15.5 The General Partners shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any Limited Partner for any act or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partners by this Agreement or by law unless a court of competent jurisdiction has rendered a final and no longer appealable judgment that such act or emission was performed or omitted fraudulently or in bad faith or constituted wanton and willful misconduct or gross negligence.

          Section 15.6 The Partnership shall indemnify and hold harmless each General Partner and the agents of each of them (herein the "Indemnified Parties"), from and against any loss, expense, damage or injury suffered or sustained by him by reason of any act, omission or alleged act or omission arising out of his activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including, but not limited to, any judgment award, settlement, reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim and including any payments made by the General Partners to any of its officers or directors pursuant to an indemnification agreement no broader than this Section 15.6; provided that the act, omission or alleged act or omission upon which such actual or threatened action, proceeding or claim is based was not performed or omitted fraudulently or in bad faith or as a result of wanton and willful misconduct or gross negligence by such Indemnified Party.

          Section 15.7 Whenever the General Partners shall deem it advisable to sell assets owned by the Partnership consisting of real estate or any interest therein (including leaseholds, contracts to purchase, land, trusts and beneficial interests in land trusts) they shall first submit the proposed to sell to all of the Partners. No sale of such assets shall be made unless authorized in writing by Partners owning at least sixty (60%) percent of the outstanding Partnership Units. If at any time Partners owning at least sixty (60%) percent of the outstanding Partnership Units shall, at their own initiative, determine that it is advisable to sell all of the assets owned by the Partnership and shall so direct the General Partners in writing, then such assets shall be sold pursuant to such direction. There shall be no rights of the holders of Units comprising less than sixty (60%) percent of the outstanding Units ("minority Partners") to object to such sale, to have the value of their Units appraised or to otherwise situate themselves differently than the owners of such sixty (60%) percent of the outstanding Units ("majority Partners"), said minority Partners hereby authorizing and empowering the majority Partners, as attorneys-in-fact for the said minority Partners, to execute on behalf of the minority Partners any and all papers and documents which may be necessary to consummate such proposed sale and to take all reasonably necessary steps.

          Section 15.8 Anything in this Agreement contained to the contrary notwithstanding, the General Partners are hereby authorized to waive any or all restrictions imposed by this Agreement on the encumbrance, mortgaging or other hypothecation of Partnership Units or any interest therein. Any waiver in the discretion of the General Partners may be confined to a single or particular such transaction or may be a continuing waiver applicable to any and all such transactions whenever made and by whomever made, of all or any part of Partnership Units or interests therein, including, without limitation of the generality of the foregoing, transactions made to take effect at any time in the future by any person, firm or corporation entitled to enter into such transactions relative to such Units or such interests, or any part thereof.

          Section 15.9 The General Partners are authorized and empowered to take and hold legal title to any properties or leasehold interests in any properties in the name of the Partnership or in whatever manner they shall determine to be in the best interest of the Partnership. Without limiting the foregoing grant of authority, the General Partners may arrange to have titles and other interests taken and held by Trustees or nominees selected by them.

          Section 15.10 In the event titles or other interests are taken and held in Trust, the Trustees shall have the power and authority, whenever directed in writing by the General Partners, to lease, sell, mortgage, convey or otherwise deal with such titles and interests, and to borrow money in their capacity as Trustees; to secure loans by mortgage or deed of trust upon such property or properties; to renew or extend any and all such loans and to convey property or properties by deed, mortgage, deed of trust, or otherwise, without any liability on the part of any purchaser, lender or title company handling the transaction to see to the proper application of the purchase money or money loaned. In no event shall any purchaser, lender, title company or any other person be required to ascertain whether the General Partners have in fact been duly authorized or to ascertain whether the Trustees have received proper written directions and satisfied themselves that the General Partners were duly authorized or to ascertain whether the Trustees have received proper written directions and satisfied themselves that the General Partners were duly authorized to give such directions; and the failure of the General Partners to obtain such authorization, or the failure of the Trustees to determine that the General Partners have been duly authorized shall in no way affect the validity of any sale, conveyance, mortgage, deed of trust, lease, loan extension or renewal made by the General Partners or by the Trustees, as the case may be. If titles or other interests are taken and held by Trustees, the Trustees shall act only in their capacity as Trustees, and not as individuals, with respect to such, and they shall distribute to the General Partners for the use of the Partnership, the net proceeds of any transaction after the payment of existing liens, encumbrances and other charges and expenses of the transaction.

          Section 15.11 Additional General Partners may be admitted at any time by the written consent or affirmative vote of the Partners holding a majority of the then outstanding Units.

                                   ARTICLE XVI

                      RESTRICTIONS ON DISTRIBUTION OF UNITS

          Section 16.1 No Partner may sell, transfer, assign, pledge, encumber, mortgage or otherwise hypothecate all or any portion of his Partnership Units unless the General Partners shall consent unanimously in writing thereto and no assignee shall have the right to become a substituted Limited Partner in the place of his assignor except in accordance with the following provisions: if the General Partners consent unanimously in writing to the admission of a person as a substituted Limited Partner, and such person (i) elects to become a substituted Limited Partner by delivering a written notice, executed and acknowledged by the assignor and assignee, of such election to the General Partners; (ii) executes and acknowledge. such other instruments as the General Partners may deem necessary or advisable to effect the admission of such person as a substituted Limited Partner, including, without limitation, the written acceptance and adoption by such person of the provisions of this Agreement; and (iii) pays a substitution fee to the Partnership, not in excess of $100, which is sufficient to cover all reasonable legal expenses and filing fees connected with the admission of such person as a substituted Limited Partner, then this Agreement shall be amended in accordance with the provisions of Uniform Limited Partnership Act of Illinois, and all other steps shall be taken which, in the opinion of the General Partners, are reasonably necessary to admit such person under said Act as a substituted Limited Partner, and such person shall thereupon become a substituted Limited Partner.

     The General Partners shall, no later than thirty (30) days after the date of their written consent to the substitution of an assignee as a substituted Limited Partner, amend the Certificate of Limited Partnership to reflect the addition of said assignee as a Limited Partner. Said amendment shall be executed by the General Partner, by said assignee (or any one of the General Partners as his attorney-in-fact) and by his assignor (or any one of the General Partners as his attorney-in-fact).

          Section 16.2 Subject to the required consent of the General Partners as provided in Section 16.1 hereof, in the event that any Partners shall desire to sell, and shall receive a bonafide written offer for all or any part of the Partnership Units he may acquire hereunder, which offer is acceptable to such Partner, such Partner ("Selling Partner") may sell the whole or any part of such Units, in compliance, however, with the provisions of Section 16.2(a)-(e) hereinafter set forth.

          (a) The Selling Partner shall send a copy of the offer by certified mail to all of the Partners. The offer shall thereupon he deemed to be an offer by the Selling Partner to sell to the other Partners the Units offered upon the same terms and conditions as contained in the offer received by the Selling Partner. Thereupon each Partner shall notify the General Partners in writing by certified mail within seven (7) days after receipt of the offer whether he rejects or accepts the offer. The offer shall be deemed to have been rejected by any Partner whose acceptance is not received by the General Partners by the end of the seven (7) day period. Any Partner ("Purchasing Partner") desiring to purchase less than all the Units offered shall set forth in his letter of acceptance the number of Units that he is willing to purchase;

          (b) In the event that the number of Units accepted is less than the number offered by the Selling Partner, the Selling Partner shall have the right to sell the Units so offered to the person or persons named in the offer communicated to the Partners, provided, however, that such sale is to be made strictly in accordance with the terms of the offer originally submitted to the Partners;

          (c) In the event that the number of Units accepted by the Partners is equal to the number offered by the Selling Partner, the Selling Partner shall be bound to sell all the Units offered, and each Partner who has accepted any part of the Units offered shall be bound to purchase the same;

          (d) In the event that the number of Units accepted by the Partners exceed the number of Units offered by the Selling Partner, a majority of the General Partners is hereby vested with the unrestricted discretion to divide among the Purchasing Partners the Units offered by the Selling Partner to the nearest whole Unit, or, alternatively, the General Partners, in their unrestricted discretion, may allocate the Units to the Purchasing Partners by lot. The General Partners shall notify the Purchasing Partners of any allocation so made within twelve (12) business days from the date of the receipt by the General Partners of the offer of the Selling Partner; the Selling Partner shall thereupon be bound to sell all the Units offered and each of the Purchasing Partners shall be bound to purchase the number of Units accepted by him;

          (e) In the event that any Purchasing Partner defaults in his obligation to purchase the number of Units accepted by him, the Selling Partner shall be free of the restrictions imposed by the provisions of this
     Article XVI in respect of such number of Units.

          Section 16.3 No transfer or sale of a Partner's Units or any part thereof, though otherwise permitted hereunder, shall be valid and effective (and the Partnership shall not recognize the same for the purposes of making payments of profits, income, return of contribution, or other distribution with respect to such interest or part thereof) (i) unless and until there is filed with the General Partners a completely executed instrument in writing in the form set forth below, subscribed by both parties to the transfer, each of whose signature is to be witnessed and
     (ii) unless and until the Partnership shall have delivered to the transferee an acknowledgment in writing of the recordation of the transfer on the books of the Partnership:

                                   ASSIGNMENT

     _________________________________________________________ hereby assigns to
     ________________________________________________________ all of my (its)
     right, title and interest in and to __________________________ capital Partnership Units in FIRST WILKOW VENTURE, a Limited Partnership organized under the laws of the State of Illinois, and directs that all further distribution of profits, income and return of contributions on account of such Units be paid to such assignee.

     _______________________________________, as assignee, hereby accepts assignment of such Units subject to all the terms, covenants and conditions of the Limited Partnership Agreement dated as of December 8, 1972, as the same may have been amended to the date hereof.

Dated:
       ------------------------------


Witness
        -----------------------------   ----------------------------------------
                                                        Assignor


Witness
        -----------------------------

                                    Assignee

          Section 16.4 The Partnership shall, after recording any such transfer, thereafter direct all further distributions of income, profits and contributions on account of the Units transferred to the transferee, regardless of whether such transfer, as between the parties hereto, is or is intended to be by way of pledge, mortgage, encumbrance or other hypothecation.

          Section 16.5 Any person admitted to the Partnership as a substituted Limited Partner shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.

          Section 16.6 Anything in this Agreement to the contrary notwithstanding, if in their sole discretion the General Partners deem it to be in the best interests of the Partnership, they may admit, as a substituted Limited Partner in the place of his assignor, an assignee of an interest in the Partnership who has not otherwise become a substituted Limited Partner.

          Section 16.7 In the event of the sale of the Units of any one of the General Partners or in the event of the death, retirement, adjudication of insanity or incompetency or bankruptcy, or inability to serve of any one of the General Partners, the Partnership shall thereby be dissolved and terminated, but may be continued by one or more of the surviving General Partners, if he or they so elect within thirty (30) days from the date of such sale or the date of the death, retirement, adjudication of insanity or incompetency, or inability to serve of any one of the General Partners:

          (a) If the surviving General Partner or Partners elect to continue the business of the Partnership, he or they, as the case may be, shall cause the Certificate of Limited Partnership to be amended, indicating the continuation of the Partnership by the surviving General Partner or Partners. The amendment of the Certificate shall constitute the election by the surviving General Partner or Partners to continue the business of the Partnership;

          (b) Upon the failure of the surviving General Partner or Partners to elect to continue the business of the Partnership within the time provided for in Section 16.8 hereof, the Partnership shall terminate, and the then remaining Limited Partners may, provided that such action does not contravene the Partnership Law of the State of Illinois, within a reasonable time, but not later than two (2) months following such termination, elect one of the options stated in subdivisions i, ii and iii immediately following:

               (i) Reconstitute and form a new Limited Partnership and transfer the assets of the Partnership to such new Limited Partnership, appoint a General Partner or Partners upon such terms as the remaining Limited Partners shall agree, and to do everything requisite to the formation of a new Limited Partnership under the laws of the State of Illinois.

               (ii) Transfer the assets of the Partnership to a corporation in which each Partner will have the same proportionate interest in the outstanding capital stock as he had in the Partnership, all other provisions concerning the Articles of Incorporation, bylaws, capitalization and management hereof to be determined by the affirmative vote of the holders of at least sixty (60%) percent of the then outstanding Units.

               (iii) If the holders of sixty (60%) percent of the Units do not elect to take action under either subdivision (i) or (ii) hereof, in the time provided, then the Partnership shall be dissolved. In such event a full and final account of the assets and liabilities of the Partnership shall be prepared, the assets shall be liquidated as promptly as possible, the debts of the Partnership paid, and the net proceeds of the liquidation shall be distributed to the Partners as provided for in paragraph 10.3 hereof.

          (c) In the event that any of the General Partners shall become incompetent or bankrupt, or in the event that a General Partner retires or dies, then such General Partner (in the case of incompetency or bankruptcy) or his executors, administrators or heirs (in the case of death) shall become a Limited Partner and shall have the same rights and obligations that he would have had if, at the commencement of this Partnership, he had been a Limited Partner and if, in such capacity, had died or become incompetent, bankrupt or retired.

          Section 16.9 For purposes of this Agreement, the "bankruptcy" of a General Partner shall be deemed to have occurred upon the happening of any of the following: (i) the filing of an application by such General Partner for, or a consent to, the appointment of a trustee of his assets, (ii) the filing by such General Partner of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing his inability to pay his debts as they come due, (iii) the making by such General Partner of a general assignment for the benefit of creditors, (iv) the filing by such General Partner of an answer admitting the material allegations of, or his consenting to, or defaulting in answering, a bankruptcy petition filed against him in any bankruptcy proceeding, or (v) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such General Partner a bankrupt or appointing a trustee of his assets, and such order, judgment or decree continuing unstayed and in effect for any period of 60 consecutive days.

          Section 16.10 Upon the written consent or affirmative vote of the Partners holding a majority of the then outstanding Units, any General Partner may be removed. Any General Partner so removed shall, for the purpose of this Agreement, be deemed to have "withdrawn" from the Partnership as a General Partner, but shall be deemed to continue as a Limited Partner with respect to his Partnership Units. The removal of a General Partner shall in no way derogate from any rights or affect any obligations of such General Partner attributable to the period prior to the date of such removal.

          Section 16.11 Anything in this Agreement to the contrary notwithstanding, no Partner or other person who has become the holder of an interest in the Partnership shall transfer, assign or encumber all or any portion of his interest in the Partnership during any fiscal year if such transfer, assignment or encumbrance would (in the sole and unreviewable opinion of the General Partners) result in the termination of the Partnership for purposes of the Internal Revenue Code, as amended from time to time.

          Section 16.12 In the event a vote of the Partners shall be taken pursuant to this Agreement for any reason, a Limited Partner shall, solely for the purpose of determining the number of Units held by him in weighing his vote, be deemed the holder of any Units assigned by him in respect of which the assignee has not become a substituted Limited Partner.

                                  ARTICLE XVII

                  ADDITIONAL PROVISIONS CONCERNING DISSOLUTION

          Section 17.1 In addition to any other causes for termination set forth herein, the Partnership shall terminate and shall be dissolved upon the happening of any of the following events:

          (a) Sale of all of the Partnership property;

          (b) Mutual consent of all of the General Partners;

          (c) Death, retirement, bankruptcy or incompetency of the last surviving General Partner.

     or the failure of the last surviving General Partner to exercise his election to continue the business as provided for in Section 16.8 hereof, and the failure or inability of the Limited Partners to make any of the elections provided for in Section 16.8(b) hereof.

          Section 17.2 In the event of the dissolution of the Partnership for any reason, the General Partners shall proceed promptly and continue with reasonable expedition to wind up the affairs of and liquidate the Partnership. The holders of the Units shall continue to share profits and losses during the period of liquidation in the same proportion as before the dissolution. The General Partners shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation having due regard to the activity and condition of the relevant market and general financial and economic conditions.

          Section 17.3 After paying or providing for the payment of all debts and liabilities of the Partnership and all expenses of liquidation, and subject to the right of the General Partners to set up such reserves as it may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, the proceeds of the liquidation and any other assets of the Partnership shall be distributed to or for the benefit of the Partners in accordance with their respective Participating Percentages.

          Section 17.4 Within a reasonable time following the completion of the liquidation of the Partnership, the General Partners shall supply to each of the Partners a statement audited by the Partnership's independent public accountants which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation and each Unit holder's pro rata portion of distributions pursuant to Section 17.3.

          Section 17.5 Each holder of a Unit shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and his capital contribution thereto and share of profits or losses thereof, and shall have no recourse therefor against any General Partner or any Limited Partner. No holder of a Unit shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership.

          Section 17.6 Upon the completion of the liquidation of the Partnership and the distribution of all Partnership assets, the Partnership shall terminate and the General Partners shall have the authority to execute and record a Certificate of Cancellation of the Partnership as well as any and all other documents required to effectuate the dissolution and termination of the Partnership.

                                  ARTICLE XVIII

                                POWER OF ATTORNEY

          Section 18.1 The Partners, by their execution hereof, jointly and severally hereby irrevocably constitute and appoint the General Partners, or any one of them, with full power of substitution, their true and lawful attorney-in-fact in their name, place and stead to make, execute, sign, acknowledge, record and file, on behalf of them and on behalf of the Partnership, the following:

               (i) a Certificate of Limited Partnership, a Certificate of Doing Business Under an Assumed Name, and any other certificates or instruments which may be required to be filed by the Partnership or the Partners under the laws of the State of Illinois and any other jurisdiction whose laws may be applicable;

               (ii) a Certificate of Cancellation of the Partnership and such other instruments or documents as may be deemed necessary or desirable by the General Partners, or any one of them, upon the termination of the Partnership business;

               (iii) any and all amendments of the instruments described in subsections 18.1(i) and 18.1(ii) above; provided such amendments are either required by law to be filed, or are consistent with this Agreement or have been authorized by the particular Partner or Partners; and

               (iv) any and all such other instruments as may be deemed necessary or desirable by the General Partners to carry out fully the provisions of this Agreement in accordance with its terms.

          Section 18.2 The foregoing grant of authority:

               (i) is a Special Power of Attorney coupled with an interest, is irrevocable and shall survive the death or incapacity of the Partner granting the power;

               (ii) may be exercised by the General Partners, or any one of them, on behalf of each Partner by a facsimile signature or by listing all of the Partners executing any instrument with a single signature as attorney-in-fact for all of them; and

               (iii) shall survive the delivery of an assignment by a Partner of the whole or any portion of his interest.

                                   ARTICLE XIX

                                     NOTICES

     All notices and demands required or permitted under this Agreement shall be in writing and shall be deemed to have been delivered upon deposit in the United States mail, certified or registered, postage prepaid, to the Partners at their addresses as shown from time to time on the records of the Partnership. Any Partner may specify a different address by notifying the General Partners in writing of such different address.

                                   ARTICLE XX

                   AMENDMENT OF LIMITED PARTNERSHIP AGREEMENT

          Section 20.1 Except as otherwise required by law, this Agreement may be amended in any respect upon the affirmative vote of the Partners holding at least sixty (60%) of the then outstanding Units. If Partners holding more than ten (10%) percent of the then outstanding Units request in writing that the General Partners submit to a vote of the Partners a particular proposed amendment to this Agreement, the General Partners shall do so. Any vote of the Partners may be accomplished at a meeting of the Partners called for such purpose by the General Partners upon not less than ten (10) days prior notice or, in lieu of a meeting, by the written consent of the required percentage of Partners.

          Section 20.2 In the event this Agreement shall be amended pursuant to this Article XX, the General Partners shall amend the Certificate of Limited Partnership to reflect such change if it deems such amendment of the Certificate to be necessary or appropriate.

                                   ARTICLE XXI

                               GENERAL AGREEMENTS

          Section 21.1 The Partners agree that the Partnership properties are not and will not be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all rights that he may have to maintain any action for partition of any of the Partnership property.

          Section 21.2 This Agreement constitutes the entire agreement among the parties. It supersedes any prior agreement or understandings among them, and it may not be modified or amended in any manner other than as set forth herein. Any dispute or controversy arising under, out of, or in connection with or in relation to this Agreement shall be determined by arbitration in the City of Chicago pursuant to the rules then obtaining of the American Arbitration Association and judgment may be entered upon the award.

          Section 21.3 This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Illinois.

          Section 21.4 Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

          Section 21.5 Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

          Section 21.6 Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

          Section 21.7 If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

          Section 21.8 This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Partners to one of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

                 NAME                                    ADDRESS
                 ----                                    -------


/s/ Mendel Wilkow                       1400 Lake Shore Drive
-------------------------------------   Chicago, Illinois
Mendel Wilkow

/s/ Joseph Wilkow                       3100 North Sheridan Road
-------------------------------------   Chicago, Illinois
Joseph Wilkow


/s/ William W. Wilkow                   46 East Schiller Street
-------------------------------------   Chicago, Illinois
William W. Wilkow

                                GENERAL PARTNERS


/s/ Leon Jennings                       6951 South Princeton Avenue
-------------------------------------   Chicago, Illinois
LIMITED PARTNER
                                        NUMBER OF UNITS: 1


/s/ Richard D. Marmor                   789 Greenleaf - Coach House
-------------------------------------   Glencoe, Illinois
LIMITED PARTNER
                                        NUMBER OF UNITS: 1

                (EXHIBIT I TO AGREEMENT OF LIMITED PARTNERSHIP)

                              FIRST WILKOW VENTURE

                           SCHEDULE OF EXCHANGE VALUES

     The following tabulation sets forth (i) the name of each terminating partnership, (ii) the value assigned to it for exchange purposes, (iii) the number of units outstanding, (iv) the value per unit, (v) the total number of units in First Wilkow Venture ("FWV") allocable to it, (vi) the number of First Wilkow Venture units to be received for each unit, and (vii) the percentage of outstanding units of First Wilkow Venture allocable to the aggregate units to be exchanged:

               (I)                      (II)          (III)         (IV)         (V)           (VI)          (VII)
                                                                                                         PERCENTAGE OF
                                                                                                           TOTAL FWV
                                                                                            NUMBER OF        UNITS
                                                                 VALUE PER                  FWV UNITS    ALLOCABLE TO
                                     TOTAL VALUE    NUMBER OF     UNIT FOR    NUMBER OF      FOR EACH        TOTAL
       NAME OF TERMINATING          FOR EXCHANGE      UNITS       EXCHANGE     UNITS IN    TERMINATING    TERMINATING
           PARTNERSHIP                PURPOSES     OUTSTANDING    PURPOSES       FWV           UNIT          UNITS
       -------------------          ------------   -----------   ---------   -----------   -----------   -------------
Bristol Court Assoc.                 $ 1,800,000       1,800       $1,000     18,000                          8.722
First Whitnall Assoc.                    157,500          30        5,250      1,575                           .763
First Willowick Pool Assoc.              360,000         300        1,200      3,600                          1.744
23 E. Flagler Assoc.                     166,200          40        4,155      1,662                           .805
M & J Jackson Towers Assoc.              336,000         105        3,200      3,360                          1.628
Second M & J Assoc.                      265,100         100        2,651      2,651                          1.285
Third M & J Assoc.                       800,000       1,000          800      8,000                          3.876
First Tepper Assoc.                      234,000          90        2,600      2,340                          1.134
Fourth M & J Assoc.                      425,000         425        1,000      4,250                          2,059
Fifth M & J Assoc.                       325,000         325        1,000      3,250                          1.575
Outer Drive East Assoc.                4,312,000       3,920        1,100     43,120                         20.893
Second Outer Drive East Assoc.         1,000,000       1,000        1,000     10,000                          4.845
Third ODE Venture                        200,000         200        1,000      2,000                           .969
Second M & J Venture                   2,650,000       2,650        1,000     26,500                         12.840
First Belvidere Venture                  686,000         686        1,000      6,860                          3.324
First Brittany Venture                   850,000         850        1,000      8,500                          4.119
Wilkow Associates                      1,755,000       1,950          900     17,550                          8.504
6230 North Kenmore Assoc.                500,000         250        2,000      5,000                          2.423
222 West Adams Assoc.                  1,445,000       1,445        1,000     14,450                          7.002
Scottsdale Shopping Center Assoc.        971,250       1,850          525      9,712 1/2                      4.706
174-180 N. Michigan Assoc.             1,400,000         280        5,000     14,000                          6.784
                                     -----------      ------                 -----------                    -------
                                     $20,638,050      19,296                 206,380 1/2                    100.000
                                     ===========      ======                 ===========                    =======